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                                                                   EXHIBIT 99.i

                                                                  Legal Opinion
                                                                          DRAFT


                              __________ __, 1999


Green Century Funds
29 Temple Place, Suite 200
Boston, Massachusetts 02110

Ladies and Gentlemen:

         We have acted as special counsel to Green Century Funds, a Massachusetts business trust (the "Trust"), in connection with Post-Effective Amendments Numbered 12 and ____ to the Trust's Registration Statement filed with the Securities and Exchange Commission on September 29, 1999 and __________ __, 1999 (collectively, the "Amendments"), with respect to the Trust.

         In connection with this opinion, we have examined the following described documents:

         (a) the Amendments;

         (b) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

         (c) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State; and

         (d) a certificate executed by the President of the Trust, certifying as to, and attaching copies of, the Trust's By-Laws and certain votes of the Trustees of the Trust authorizing the issuance of shares of the Trust.

         In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all



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__________ __, 1999
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documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

         This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

         This opinion is limited solely to the laws of the Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which we express no opinion) as applied by courts in such Commonwealth to the extent such laws may apply to or govern the matters covered by this opinion.

         We understand that all of the foregoing assumptions and limitations are acceptable to you.

         Based upon and subject to the foregoing, please be advised that it is our opinion that the shares of the Trust, when issued and sold in accordance with the Amendments and the Trust's Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendments, shareholders of the Trust may under certain circumstances be held personally liable for the Trust's obligations.

         We hereby consent to the filing of this opinion as an exhibit to the Amendments.

                                                     Very truly yours,



                                                     BINGHAM DANA LLP